EXHIBIT 10.1

Service Agreement

between

Life Molecular Imaging GmbH, Tegeler Straße 6-7, 13353 Berlin, Germany, registered with the commercial register of the local court of Charlottenburg under HRB number 136823B, represented by the shareholders' meeting, represented by Daniel M. Niedzwiecki (as authorized by the shareholders resolution attached)

- hereinafter referred to as the "Company" -

and

Dr. Ludger Dinkelborg,

- hereinafter referred to as "Managing Director" and together with the Company the "Parties"-

Preamble

The Parties intend for the Managing Director to continue to provide managing director services to the Company and its direct and indirect subsidiaries (the "Subsidiaries") and / or the Company and its affiliated companies (the "Affiliated Companies") within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG) (together the "Group") in the future, and to replace his current service agreement as managing director with this new service agreement. The Managing Director was appointed as managing director of the Company with effect from April 13, 2012. To this end the Parties intend to conclude this new management service agreement between the Managing Director and the Company (the "Service Agreement").

Therefore, the Parties agree as follows:

§ 1 Position and Duties

(1) The Managing Director is the managing director of the Company, either alone or with other managing directors. His title is "Head of R&D". He reports to the Chief Executive Officer of Lantheus Holdings, Inc. The shareholders' meeting reserves the right to change the title and reporting line at any time.

(2) The Managing Director is assigned to the Company's registered office in Berlin. This is also his main place of work.

(3) The Managing Director shall also provide services as managing director for all Affiliated Companies and Subsidiaries. Such services are generally covered by the remuneration specified in Section 4 of this Service Agreement.

§ 2 Management and Representation

(1) The Managing Director manages the Company's business and represents the Company externally in accordance with the Company's articles of association, the instructions of the shareholders' meeting, and any rules of procedure issued and in compliance with the statutory provisions.

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(2) The Company's shareholders' meeting may change the powers of representation and management of the Managing Director at any time. The shareholders' meeting may also issue rules of procedure for the management, in which details of the management and representation, including approval requirements, are regulated. The rules of procedure may be amended at any time.

§ 3 Working Hours and Side Activity

(1) The Managing Director shall devote his full working capacity to the Company and promote the interests of the Company to the best of his ability. To the extent required for the good of the Company, he shall also be available to the Company outside of the usual business hours.

(2) The exercise of any paid or unpaid side activity and the holding of honorary positions as well as the holding of shares in companies that compete with the Company, its Subsidiaries or its Affiliated Companies require the express prior consent of the shareholders' meeting in text form. The acquisition and holding of shares in listed companies up to a limit of 5% of the share capital is exempt from the approval requirement. Membership of supervisory or advisory boards or any managing directorship of other companies or other institutions that are related to the business purpose of the Company or otherwise clearly affect the interests of the Company or the Group also requires the express prior consent of the shareholders' meeting in text form. The aforementioned notwithstanding, no prior consent in text form shall be required for the membership of supervisory or advisory boards or any managing directorship of a Subsidiary. Managing Director shall also comply with any policies of Company, its Subsidiaries and Affiliated Companies in effect from time to time.

(3) Publications and presentations by the Managing Director that could affect the interests of the Company or its Subsidiaries and Affiliated Companies require the prior approval of the shareholders' meeting.

§ 4 Remuneration

(1) The Managing Director receives a fixed gross annual base salary of EUR 495,000. The base salary is payable in twelve equal installments at the end of each calendar month, less taxes and social security contributions. The Parties agree on an annual development review in which the base salary as well as an appropriate adjustment are discussed and then reviewed by the Talent & Compensation Committee of the Lantheus Holdings, Inc. Board of Directors.

(2) Overtime is not remunerated separately.

(3) Furthermore, the Managing Director will be entitled to a discretionary annual bonus with a target award of 50% of his annual base salary, subject to the terms of the Group's then-current bonus program, which takes into account individual performance and corporate performance. Actual payments are based on attainment of company performance objectives, functional goals and individual goals and performance. The shareholders’ meeting will, after approval by the Talent & Compensation Committee of the Board of Directors of Lantheus Holdings, Inc., determine the individual fulfilment of the targets at the end of the relevant bonus period based on reasonable discretion.

§ 5 Expenses

The Company shall reimburse the Managing Director for reasonable expenses and travel costs upon presentation of proper receipts in accordance with the Company's or the Group's travel policy as amended from time to time.

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§ 6 Vacation

(1) The Managing Director is entitled to 30 business days of vacation per calendar year. Business days are all days with the exception of Saturdays, Sundays and public holidays at the respective registered office of the Company. The Managing Director shall determine the timing of the vacation in consultation with the other managing director(s), if any, and the shareholders' meeting, taking into account the interests of the Company. The Managing Director is generally obliged to take vacation within the respective calendar year.

(2) A maximum of 10 vacation days that cannot be taken during the respective calendar year may be transferred and taken by March 31 of the following calendar year. Any vacation days that were not taken by this date, expire automatically without compensation.

§ 7 Confidentiality, IP, Non-Compete and Non-Solicitation

(1) With regard to confidentiality, IP rights and non-solicitation, the separate agreement (Managing Director Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement) attached to this Service Agreement as Annex 1 shall apply.

(2) With regard to restrictive covenants, the separate agreement (Managing Director Restrictive Covenant Agreement) attached to this contract as Annex 2 shall apply.

§ 8 Return of Documents

At the request of the Company at any time and at the latest upon termination of this Service Agreement without being requested to do so, the Managing Director shall return to the Company all items in his possession which are the property of the Company, the Group or a joint venture of the Group which were provided to him by the Company, Affiliated Companies, Subsidiaries or a joint venture of the Group, in particular files and other documents relating to the business operations of the Company, the Group or a joint venture of the Group (e.g., supplier and customer lists, printed material, documents, drawings, notes, drafts).

§ 9 Illness

In the event that the Managing Director is temporarily unable to perform his duties due to illness or for any other reason for which the Managing Director is not responsible, the Managing Director shall be entitled to continued payment of his base salary in accordance with Section 4 (1) of this Service Agreement and to the provision of other benefits for a period of up to three months, but no longer than until the termination of this Service Agreement. The Managing Director assigns to the Company any claims for damages against third parties in the amount of the continued salary payments made. The Managing Director is obliged to inform the Company and the other managing directors immediately of the incapacity for work and its expected duration. If the incapacity to work lasts longer than three days, a medical certificate must generally be submitted.

§ 10 Replacement of Previous Agreement; Term of Agreement; Termination; Release

(1) The Service Agreement becomes effective as of August 1, 2025 and has an indefinite term. It, together with its annexes, replaces the service agreement between the Parties dated April 13, 2012, and its Annex 1.

(2) Either party may terminate this Service Agreement for any reason with three months' notice to the end of each calendar month.

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(3) This Service Agreement can be terminated at any time for good cause within the meaning of Section 626 German Civil Code (BGB) without the requirement of a notice period.

(4) Any termination of this Service Agreement must be in text form.

(5) The Service Agreement ends automatically with an expiry period of three months with the expiration of the appointment of the Managing Director as managing director of the Company. In such case no additional notice of termination of this Service Agreement shall be required. The expiry period will begin when the Managing Director receives the resolution revoking his appointment. For the avoidance of doubt: If the Managing Director is dismissed for good cause effectively which constitutes good cause within the meaning of Section 626 German Civil Code (BGB), the Service Agreement shall end without any expiry period.

(6) If this Service Agreement is terminated by the Company or by the Managing Director at the instigation of the Company pursuant to Section 10 (2) of this Service Agreement and other than on, or within twelve (12) months following, a Change in Control as defined in the Severance Agreement between the Parties, the Company shall pay the Managing Director as compensation for termination of the service relationship and the associated loss of financial status an amount of one year's gross renumeration as in effect on the Separation Date (as defined in the Severance Agreement between the Parties) (gross annual base salary and target annual bonus, currently EUR 742,500 gross) as severance payment. The same shall apply if the Managing Director is revoked from his appointment as managing director of the Company in accordance with Section 10 (5) of this Service Agreement, other than for good cause (i.e. that would also allow for the effective termination of this Service Agreement for good cause within the meaning of Section 626 German Civil Code (BGB)). The severance payment will, after proper settlement and deduction of any taxes and social security contributions, be paid in substantially equal installments over a period of twelve (12) months following the Separation Date (as defined in the Severance Agreement between the Parties) in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement (as defined in the Severance Agreement between the Parties and with release language substantially similar to the language set forth in Exhibit A attached hereto.) is signed (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date (as defined in the Severance Agreement between the Parties) prior to such date). The claim arises upon receipt of the termination and is inheritable. The severance payment entitlement does not arise if the service relationship is effectively terminated by the Company for good cause in accordance with Section 626 German Civil Code (BGB) or if the Managing Director is revoked from his appointment as managing director of the Company for good cause (i.e. that would also allow for the effective termination of this Service Agreement for good cause within the meaning of Section 626 German Civil Code (BGB)) or if the Managing Director declares a notice of termination of this Service Agreement without being instigated by the Company. The compensation agreed in the Managing Director Restrictive Covenant Agreement (“MD RCA”) concluded between Lantheus Holdings Inc. (also on behalf of the Company) and the Managing Director which is agreed in return for compliance with the restricted covenants stipulated in that agreement shall be deemed to be included in (and apply to) the severance payment under this Service Agreement.

(7) If this Service Agreement is terminated, the Company shall be entitled to irrevocably release the Managing Director from his duties with continued payment of remuneration in accordance with Section 4 (1) and (3) of this Service Agreement (base salary and bonus) for a period of three (3) months. The duration of the leave of absence

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shall be credited against the vacation entitlement. Section 615 sentence 2 of the German Civil Code (BGB) applies accordingly outside any vacation period.

(8) Upon termination of this Service Agreement, the Managing Director shall resign from any managing directorships, supervisory board mandates, similar functions and honorary offices ("Offices") assumed by virtue of his position in the Company. The Managing Director shall be obliged to resign from one of his Offices at any time if he is requested to do so by the shareholders' meeting.

§ 11 D&O Insurance

Promptly following the execution of this Agreement, the Company shall take out a standard financial loss liability insurance policy (D&O) for the Managing Director and undertakes to pay the insurance premiums on time and to review the adequacy of the sum insured at regular intervals and to maintain it for the duration of this Service Agreement. The Managing Director may inspect the applicable insurance terms and conditions at any time and may request copies of them. The D&O insurance shall also cover any activity as a member of the governing body of Affiliated Companies or Subsidiaries.

§ 12 Final Provisions

(1) Except for the Severance Agreement between the Parties and as expressly provided otherwise herein, no other agreements have been made outside of this Service Agreement relating to the service of the Managing Director to the Company, its Subsidiaries or its Affiliated Companies between the Parties alone. Amendments or additions to this Service Agreement must be made in text form. The same applies to the waiver of this text form requirement. The priority of individual agreements (Section 305b German Civil Code (BGB)) remains unaffected.

(2) Should any provision of this Service Agreement be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions of this Service Agreement. The invalid provision shall be replaced by a legally permissible provision that comes as close as possible to the economic intent of the invalid provision. The same applies in the event of a contractual gap.

(3) German law shall apply to all legal disputes concerning the validity of this Service Agreement and to claims arising from or in connection with this Service Agreement.

(4) This Service Agreement is subject to the following condition subsequent (auflösende Bedingung):

(a) Should, by August 31, 2025, (i) the “New Hire Equity Grant” (i.e. a one-time equity grant in the amount of $1,600,000, being comprised of 50% Restricted Stock Units (RSUs) and 50% Stock Options, being governed by the terms of the respective award agreements with Lantheus Holdings, Inc. and the applicable Lantheus Holdings, Inc. equity plan, that was promised within the Equity Letter addressed by Lantheus Holdings, Inc. to Dr. Ludger Dinkelborg dated July 28, 2025) not have been issued to Dr. Ludger Dinkelborg or (ii) such issuance of the New Hire Equity Grant have occurred, but under terms and conditions more detrimental to Dr. Ludger Dinkelborg due to material changes in the award agreements than those that were communicated to him and/or his advisors on or about July 25, 2025, and

(b) should Dr. Ludger Dinkelborg notify the Company in writing (e-mail transmission of a PDF-copy of a signed letter sufficient) by September 30, 2025 of his wish to end this Service Agreement and to, instead, revive the prior Service Agreement dated April 13, 2012, and its Annex 1, this Service Agreement will cease to be effective between the Parties at the end of September 30, 2025 and the prior Service Agreement dated April 13, 2012, and its Annex 1 will come back into force between the Parties from October, 1, 2025. Until the end of September 30, 2025 neither the termination of this Service

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Agreement nor of the prior Service Agreement dated April 13, 2012 is allowed by either Party.

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Place, the July 30, 2025 (place, date) /s/ Daniel M. Niedzwiecki	Berlin, the 30th of July 2025 (place, date) /s/ Dr. Ludger Dinkelborg
Life Molecular Imaging GmbH, represented by the shareholders' meeting, Life Molecular Imaging Ltd., represented by Daniel M. Niedzwiecki	Managing Director

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EXHIBIT 10.1

EXHIBIT A

RELEASE PROVISIONS TO BE INCLUDED

IN SEPARATION AGREEMENT

This RELEASE (this “Release”) dated as of ____________, 20____between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), Life Molecular Imaging GmbH, an indirectly wholly-owned subsidiary of the Company (“LMI”), and Dr. Ludger Dinkelborg (“Executive”).

WHEREAS, LMI and Executive previously entered into a service agreement effective as of August 1, 2025 and annexes (as amended, modified and/or supplemented from time to time, the “Service Agreement”); and

WHEREAS, Executive’s engagement with LMI has terminated effective _______ ____, 20_____;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Service Agreement, the Company, LMI, and Executive agree as follows:

1.

Executive agrees to and does waive any claims Executive may have for employment by the Company and/or continuation of his services as managing director. Executive, on his own behalf and on behalf of Executive’s heirs, estate and beneficiaries, further does hereby release LMI, the Company, and in those capacities, any of its affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, investors, employee benefit plans and their administrators, trustees or fiduciaries, insurers of any of those entities, and its and their successors and assigns and others related to those entities (collectively, the “Released Parties”), with the exception of claims due to injury to life, body or health and/or, which are based on a grossly negligent breach of duty on the part of LMI or on an intentional or grossly negligent breach of duty on the part of a legal representative or vicarious agent of LMI and/or which the Executive cannot waive by individual contract according to German law, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s service relationship with LMI, or arising out of the termination of Executive’s service relationship with LMI, or any act committed or omitted during or after the existence of that service relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination, wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees and/or costs, reinstatement or reemployment, and any rights or claims under (in each case, as amended): Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; and any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by his to exist may subsequently be discovered, it is

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Executive’s intention to fully settle and release all claims he may have against the Company and the Released Parties, whether known, unknown or suspected. The Released Parties who are not party to this Release will be third-party beneficiaries of this Section 1 of this Release. FOR THE AVOIDANCE OF DOUBT, THIS GENERAL RELEASE IS INTENDED TO RELEASE ANY AND ALL CLAIMS EXECUTIVE MAY HAVE UNDER THE MASSACHUSETTS WAGE ACT OR ANY OTHER STATE OR LOCAL LAW AND IS INTENDED TO RESOLVE ANY AND ALL DISPUTES RELATED TO WAGES, COMMISSIONS, BONUSES OR OTHER COMPENSATION OF ANY KIND.

2.

Notwithstanding the generality of the foregoing, nothing in this Release prohibits, prevents, or otherwise limits Executive from reporting a possible violation of federal, state or local law or regulation, filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency or entity (including but not limited, the Equal Employment Opportunity Commission, National Labor Relations Board (“NLRB”), the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General) or in any legislative or judicial proceeding, nor does anything in this Release preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with or report unlawful conduct to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. Executive does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Release limits Executive’s ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity. Nothing in this Release or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in court or other proceeding. Executive does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Release is intended to interfere with or restrain Executive from exercising his rights under the National Labor Relations Act, including Executive’s rights under Section 7 to discuss terms and conditions of employment or file a charge with the NLRB.

3.

The Company and Executive acknowledge and agree that the release contained in Section 1 of this Release above does not, and will not be construed to, release or limit the scope of any existing obligation of LMI, the Company and/or any of its affiliates (i) if and as applicable, to indemnify Executive for his acts as a managing director of LMI, an officer or director of the Company and/or its affiliates in accordance with their respective charters or bylaws or under an indemnification agreement to which Executive and the Company or any of its affiliates are parties or under any applicable Directors and Officers insurance policies or under any applicable law; or (ii) to Executive and his eligible, participating dependents or beneficiaries under the terms of any existing group welfare (excluding severance) or retirement plan of the Company in which Executive and/or any of those dependents or beneficiaries are participants.

4.

Executive acknowledges and agrees that before entering into this Release, he has had the opportunity to consult with any attorney or other advisor of his choice, and Executive is hereby advised to consult with an attorney. Executive further acknowledges and agrees that by signing this Release, Executive does so of his own free will and act, that it is his intention to be legally bound by its terms, and that no promises or representations have been made to his by any person to induce his to enter into this Release other than the express terms set forth herein. Executive further acknowledges and agrees that Executive has carefully read this Release, knows and understands its contents and its binding legal effect, including the waiver and release of claims set forth in Section 1 of this Release, and understands that Executive is receiving benefits in exchange for executing this Release that he would not otherwise be entitled to if he did not sign this Release.

5.

Executive acknowledges that he has been provided at least twenty-one (21) days to review the Release. In the event Executive elects to sign this Release prior to this twenty-one (21) day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. Executive further understand

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that he has seven (7) days after the signing of this Release to revoke this Release by so notifying the Company in writing (at Lantheus Medical Imaging, Inc., 201 Burlington Road, South Building, Bedford, MA 01730, Attention: General Counsel), such notice to be received by the Company within the seven (7) day period. This Release shall not become effective or enforceable, and no payments or benefits under Section 10 (6) of the Service Agreement or Section 1 (a) or (b) of the Severance Agreement with LMI, as applicable, shall be made or provided, until this seven (7) day revocation period expires without Executive having revoked this Release.

[Signatures on following page]

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